Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated June 28, 2013, with respect to the consolidated financial statements of UMT Holdings, L.P. as of December 31, 2011 and 2010, and for the years then ended, as an exhibit to the Annual Report on Form 10-K/A of United Mortgage Trust for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas

June 28, 2013